Exhibit 16.1

April 8, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on April 3, 2019, to be filed by our former client, Seelos Therapeutics, Inc. (formerly Apricus Biosciences, Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ BDO USA, LLP